Exhibit 99.(h)(27)

NORTHERN LIGHTS D I S T R I B U T O R S, L L C
ORDER PROCESSING AGREEMENT

Northern Lights Distributors, LLC (the “Distributor”) serves as the principal underwriter of shares of the Tributary Funds, Inc. (the “Corporation “), an open end investment company in series form, shares of which companies are distributed by Distributor at their respective net asset values plus sales charges as applicable, pursuant to a written agreement (the “Underwriting Agreement”). Distributor invites J.P. Morgan Clearing Corp. (“JPMCC” or “you”) to facilitate transactions by the Distributor and JPMCC’s affiliated and unaffiliated introducing broker-dealers (“Introducing Brokers”) for their proprietary accounts and on behalf of customers of such Introducing Brokers (“Customers”) in shares of any and all of the funds subject to Distributor’s Underwriting Agreement, that are a part of, or may become a part of, the Corporation(1) (each, a “Fund,” together the “Funds”), upon the following terms and conditions:

Section 1.Sale and Redemption of Fund Shares

(a)          JPMCC shall process orders for shares only at the public offering price currently in effect, in accordance with the terms of the Fund’s Prospectus.(2) The applicable public offering price may reflect scheduled variations in, or the elimination of, sales charges or concessions on sales of the Fund’s shares, as described in the Prospectus. JPMCC agrees that it will apply any scheduled variation in, or elimination of, any sales charge or concession uniformly to all offerees in a class as specified in the Prospectus.

Nothing in this agreement shall constitute either Distributor or JPMCC as agent of the other or shall constitute JPMCC or the Corporation as agent of the other; provided, however, that JPMCC shall be deemed limited agent of the Corporation for purposes of accepting orders for Fund shares.

(b)             JPMCC is authorized and agrees to process orders for purchases and redemptions, or any other requested actions with respect to Fund shares, to the Fund’s transfer agent Procedures related to the transmission and hand ling of orders for Fund share transactions (including the applicable price and effective time of orders) will be governed by applicable law, the terms of the Prospectus, the relevant account application(s) and any written instructions that Distributor may periodically issue to JPMCC.   In all transactions in Fund shares between JPMCC and Distributor, Distributor is acting as agent for the Corporation and not as principal.  All orders are subject to acceptance by Distributor and become effective only upon confirmation by Distributor. Distributor reserves the right in its sole discretion to reject any order. JPMCC agrees to process orders for Fund shares transaction only in compliance with the terms and conditions in the Prospectus.

(c)          JPMCC further agrees to provide, directly or through Introducing Brokers, certain services in order to facilitate transactions i n shares of the Funds, including but not limited to: answering routine inquiries concerning a Fund; assisting in the maintenance of accounts or sub-accounts in a Fund; processing purchase or redemption transactions; and making a Fund’s investment plans and shareholder services available.

(d)          As each Fund’s agent, Distributor shall make available shares to JPMCC for the account of Customers or for its own bona fide investment JPMCC agrees that its transactions in shares of the Fund will be limited to (i) purchase and sale orders for Introducing Broker for Customers or for their own bona fide investment, at the applicable public offering price; exchange orders, (ii) to the extent permitted by the Prospectus and in accordance with any written instructions from the Distributor; and (iii) transactions involving the redemption of shares by a Fund or the repurchase of share by Distributor as an accommodation to shareholders or as applicable through tender offers.

(e)          JPMCC agrees not to purchase any Funds shares from Customers at a price lower than the applicable redemption price, determined in accordance with the Prospectus.   The Distributor

Tributary - JPMCC

(1) A current Schedule of Funds that are part of the Distributor’s Underwriting Agreement may be obtained on the Distributor’s website at www.nldjstributors.com

(2) As used in this agreement, the term “Prospectus “ means that applicable Fund’s prospectus and related statement of additional information, whether in paper or electronic format, included in the Fund’s then currently effective registration statement (or post-effective amendment thereto), and any information that Distributor or the Fund may provide to you as a supplement to such prospectus or statement of additional information, all as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as may be amended.

acknowledges that Introducing Brokers, and not JPMCC, shall have responsibility for determining suitability for Customers and for proper supervision of recommendations to Customers. The Distributor acknowledges that it is the Introducing Brokers’ responsibility to determine the authorization and legality of each transaction in Fund shares transmitted on behalf of a Customer. JPMCC acknowledges that any order for Fund shares processed by JPMCC is subject to the timely receipt by the Fund’s transfer or other designated agent of all required documents in good order.   If such documents are not transmitted within a reasonable time after the order is placed, the order is subject to cancellation. JPMCC shall be responsible for the timeliness and completeness of any Fund share transaction orders transmitted by JPM CC to Distributor. JPMCC also shall be responsible for date and time stamping all orders for transactions in Fund shares that JPMCC receives from Customers.

(f) JPMCC agrees that it will not withhold processing Customers’ orders for Fund shares so as to profit itself as a result of such withholding. Distributor will accept orders for the purchase of Fund shares from J PMCC only at the public offering price applicable to each such order, as determined i n accordance with the Prospectus. Distributor will not accept from JPMCC a conditional order for Fund shares.

(g)          JPMCC must transmit payment for Fund shares in accordance with Distributor’s instructions, and Distributor must receive payment for such shares on or before the settlement date established i n accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as may be amended (the “Exchange Act”). If JPMCC fails to transmit payment on or before such settlement date, Distributor may, without notice, cancel the sale or, at Distributor’s option, sell such shares back to the issuing Fund, and Distributor may hold JPMCC responsible to the extent any loss suffered by Distributor or the issuing Fund as a direct result of JPMCC’s failure to make payment as required.

(h)          If shares of any Fund processed by JPMCC are repurchased by a Fund or by Distributor as the Fund’s agent, or for the account of the Fund or are tendered to the Fund for purchase at liquidating value under the terms of the Agreement and Declaration of Corporation or other document governing such Fund within seven (7) business days after the date of confirmation to the original purchase order therefor, JPMCC, upon request, agrees to pay forthwith to Distributor the full amount of the concession retained by JPMCC on the original sale and Distributor agrees to forward payment of such amount to the Fund when received. Distributor shall notify JPMCC of such repurchase within ten (10) days of the effective date of such repurchases

(i)           All purchase orders processed by JPMCC will be subject to receipt of shares by Distributor from the Fund. Distributor reserves the right in its discretion without notice to JPMCC to suspend sales or withdraw the offering of shares entirely; provided, however that Distributor will notify J PMCC promptly following any such suspension or withdrawal.

(j)           No person is authorized to make any representations concerning the Corporation, a Fund or the shares of any Fund, except those contained in the Prospectus. In purchasing shares from Distributor, J PMCC shall rely solely on the representations contained i n the Prospectus, periodic reports, proxy and other materials, sales literature or advertising material concerning the Fund shares provided to JPMCC by Distributor or other agent of the Corporation.

(k)          JPMCC agrees to comply with all applicable federal and state laws governing the delivery of the Prospectus, periodic reports, proxy and other materials to Customers. Additional copies of such printed information will be supplied by Distributor or another agent of the Corporation, at the Distributor’s and/or Corporation’s expense, to JPMCC in reasonable quantities upon JPMCC’s reasonable request JPMCC may not use any sales literature or advertising material concerning Fund shares, other than literature or material that Distributor or other agent of the Corporation may provide to J PMCC from time to time, without obtaining Distributor’s prior written approval. JPMCC may not distribute or make available to investors any information that Distributor may furnish to JPMCC marked ‘‘For Dealer Use Only” or that otherwise indicates that it is confidential or not intended to be distributed to investors.

(1)          If JPMCC hold s Fund shares as nominee for Customers, all printed material and confirmations or other communications, will be sent to JPMCC, and JPMCC shall be responsible for forwarding any such materials to JPMCC’s Customers for whose account JPMCC holds any Fund shares as nominee. JPMCC also will be responsible for complying with all reporting and tax withholding requirements with respect to the Customers for whose account JPMCC holds any Fund shares as nominee. JPMCC agrees to provide Distributor,  upon reasonable request, with information relating to orders for Fund shares processed by JPMCC that is necessary for Distributor to comply with legal and regulatory reporting requirements. Accounts opened or maintained pursuant to NETWORKING, as described below, will be governed by applicable National Securities Clearing Corporation (“NSCC”) rules and procedures and any agreement or other arrangement with Distributor relating to NETWORKING.

(m)        The parties acknowledge that neither the Distributor nor the Funds shall compensate JPMCC for facilitating transactions by having the Funds’ portfolio securities transactions directed to JPMCC. Each party further agrees that it has not entered into any agreement with or on behalf of any Fund pursuant to which that Fund or any affiliate is expected to direct portfolio transactions or remuneration received in connection therewith to any party to compensate that party for promoting or selling shares of the Fund.

(n)          Certificates evidencing Fund shares are not available; any transaction in Fund shares will be effected and evidenced by book-entry form only. A confirmation statement evidencing transactions in Fund shares will be transmitted by the Fund’s transfer agent to JPMCC.

(o)          If JPMCC holds Fund shares subject to a contingent deferred sales charge, redemption fee or similar fee, JPMCC shall, upon request, promptly remit any such charges or fees to Distributor. JPMCC also represents that it has the capability to track and account for any such charges or fees. JPMCC further agrees to administer and maintain any omnibus accounts held by it for two or more Customers so that the terms and conditions of the Prospectus apply to each Customer.

Section 2. Incorporation of NSCC Rules

As applicable, the Rules and Procedures Manual of the NSCC, as amended from time to time, including the rules and procedures applicable to the utilization of the Defined Contribution Clearing and Settlement System, Fund/SERV and N ETWORKING, as amended from time to time, are hereby made a part of this agreement as if fully set forth herein and shall be a part of each transaction in Fund shares processed by JPMCC through the NSCC.

Section 3. Compensation

If a Fund has adopted a plan pursuant to Rule 12b-1 (a “Plan”) under the Investment Company Act of 1940, as amended (the “1940 Act”), Distributor may make distribution or shareholder service payments to JPMCC (for JPMCC’s benefit or for the benefit of Introducing Brokers) under such Plan. Distributor has no obligation to make any payments to JPMCC under a Plan, and JPMCC shall not receive any such payments until Distributor receives monies therefor from the Corporation. Sales charges/concessions, Plan payments and Plans may be changed, discontinued or terminated at any time. JPMCC agrees that it has no claim against Distributor or any Fund by virtue of any such change, discontinuance or termination. In the event of any overpayment by Distributor to JPMCC of any sales charge/concession or Plan payment, JPMCC will, upon request, promptly remit such overpayment to Distributor to the extent JPMCC has retained the overpayment or, if the overpayment has been forwarded, in whole or in part, to an Introducing Broker, to the extent JPMCC receives such overpayment from the Introducing Broker. Any payments made to JPMCC pursuant to a Plan shall be subject to the following terms and conditions:

(a)          Any payments made to JPMCC pursuant to a Plan shall be in amounts as Distributor may from time to time advise JPMCC in writing but in any event not in excess of the amounts permitted by the Plan in effect with respect to each particular Fund, as disclosed in the Prospectus. Any such fees will be based on the dollar amount of Fund shares which are owned of record by JPMCC as nominee for Customers or which are owned by those Customers whose records, as maintained by the relevant Fund’s transfer agent, designates JPMCC as the Customer’s dealer of record. No Plan fees will be paid to J PMCC with respect to shares purchased by JPMCC and redeemed by a Fund or by Distributor, or tendered for redemption by JPMCC within seven (7) business days after the date of confirmation of such purchase; JPMCC agrees, upon request, to refund promptly to Distributor the full amount of any Plan payment paid to JPMCC on such shares, and, if not yet paid, to forfeit the right to receive any Plan payment on such shares.

(b)         Any payments made to JPMCC (for J PMCC’s benefit or for the benefit of Introducing Brokers) under a Plan for shareholder services are made in consideration for personal services and/or account maintenance services provided by JPMCC to shareholders of the applicable Fund, and JPMCC hereby represents by its acceptance of such payments that JPMCC and/or Introducing Brokers are providing such services. JPMCC’s provision of these services is not on behalf of the Corporation, any Fund or Distributor, and, notwithstanding anything in this agreement to the contrary, JPMCC agrees that the

Corporation, the Funds and Distributor are not responsible for the manner of JPMCC’s performance of or for any of JPMCC’s acts or omissions in connection with such services.

(c)          By accepting any distribution or services payments pursuant to a Plan, JPMCC hereby represents that its receipt of such payment complies with all applicable laws and regulations, or order of any court, govern mental or regulatory body applicable to JPMCC, and that JPMCC will provide to its Customers disclosure of all information relating to such payments and any other forms of compensation as required by applicable laws, regulations and orders.

(d)          The provisions of this Section 3 relate to the Plan adopted by the Corporation pursuant to Rule 12b-l. JPMCC acknowledges that, in accordance with Rule 12b- l,  any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Section shall provide the Corporation’s Board of Directors, and the Di rectors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

(e)          The provisions of this Section 3 shall remain in effect with respect to a particular Fund for not more than a year and thereafter for successive annual periods only so long as the continuance of a form of this agreement is specifically approved at least annually in conformity with Rule 12b-1 and the 1940 Act Such provisions shall automatically terminate with respect to a particular Plan in the event of the assignment (as defined by the 1940 Act) of this agreement, in the event such Plan terminates or is not continued, in the event of any amendment to the Plan that requires such termination, or in the event this agreement terminates or ceases to remain in effect. The provisions of this Section 3 shall also terminate upon the vote of a majority of the Directors of the Corporation who are not “interested persons” of the Corporation, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of the Plan or in this agreement, or by a vote of a majority of the outstanding voting securities of the Corporation on not more than 60 days’ notice. In addition, the provisions of this Section 3 may be terminated at any time, without penalty, by either party with respect to any particular Plan on not more than 60 days’ nor less than 30 days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.

(f)           This agreement shall continue in effect with respect to a Fund only so long as the continuation of the Underwriting Agreement relating to such Fund, and its Rule 12b-1 Distribution Plan, as applicable, are properly approved at least annually by the Board of Directors of such Fund.

(g)           Notwithstanding the compensation described above, each party acknowledges that a certain Fee associated with this agreement will be paid in accordance with the Networking Fee Addendum attached hereto.

Section 4. Representations and Warranties

(a)          By accepting this agreement, JPMCC represents that it (i) is registered as a broker-dealer under the Exchange Act, is qualified to act as a broker-dealer in the states or other jurisdictions where J PMCC transacts business, and it is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FIN RA”); or (ii) is a bank (as defined by Section 3(a)(6) of the Exchange Act), or a savings association or savings bank that has deposits insured by the FD IC, licensed and authorized to carry on investment business in the U.S. (including the transactions contemplated by this agreement) subject to the supervision and regulation of relevant U.S. banking authorities and does not engage in any activity requiring registration as a broker or dealer under the Exchange Act or regulations thereunder. J PMCC agrees that it will maintain any such registrations, qualifications, and memberships in good standing and in full force and effect throughout the term of this agreement.

(b)          JPMCC and Distributor both agree to comply with all applicable Federal Jaws,  the applicable laws of the states or other jurisdictions concerned, and the applicable rules and regulations promulgated thereunder and with all the applicable rules and regulations and interpretations by governmental and regulatory bodies and selfregulatory organizations (“SRO”) having jurisdiction over the Distributor and JPMCC, including but not limited to the U.S. Securities and Exchange Commission (the “SEC”) and FINRA. This agreement will terminate automatically without notice in the event that either party’s registration as a broker dealer or FI N RA membership is terminated.

(c)           JPMCC will not knowingly process orders for shares of the Funds originating from any state or jurisdiction where they may not lawfully be offered and/or sold.  JPMCC agrees to maintain all records required by law relating to Fund share transactions with the Corporation.

(d)              JPMCC represents that i t has and shall maintain throughout the term of this agreement policies and procedures reasonably designed to ensure compliance with Rule 22c-1 under the 1940 Act, NASO Conduct Rule 2210 and other applicable laws, rules and regulations governing the transactions contemplated by this agreement.

Section 5. Limitation of Liability/Indemnification

(a)          JPMCC agrees to indemnify and hold the Corporation, its agents, investment adviser, and Distributor harmless from loss or damage resulting from JPMCC’s material breach of this agreement, JPMCC’s gross negligence or willful misconduct in performance of its du ties hereunder, or any failure on J PMCC part to materially comply with applicable laws.

(b)          Distributor agrees to indemnify and hold JPMCC harmless from loss or damage resulting from Distributor’s material breach of this agreement; Distributor’s gross negligence or willful misconduct in performance of its duties hereunder; material misstatements or om1ss10ns, alleged material misstatements or omissions, in the Prospectus; or any failure on Distributor’s part to materially comply with applicable laws.

(c)          Distributor, its affiliates, the Corporation and its agents shall not be liable for any loss, expense, damages, costs or other claim arising out of any redemption or exchange pursuant to telephone instructions to the extent such instructions are reasonably believed to be genuine or the reasonable refusal to execute instructions reasonably believed to be not genuine.

(d)          In no case shall any party to this agreement be responsible for any incidental, consequential, indirect, exemplary, special or punitive damages that they suffer in connection with the matters to which this agreement relates, and all parties hereby irrevocably and unconditionally waive any right that they may have to claim and recover any such damages, even if they have informed the other parties of the possibility or likelihood of such damages.

Section 6. Notices

(a)         Unless notified otherwise all communications to Distributor shall be sent to:

Northern Lights Distributors, LLC

Attn: Legal Department

4020 South 147lh Street

Omaha, NE 68137

Any notice to JPMCC shall be duly given if mailed to JPMCC at JPMCC’s address set forth in the signature section below or as registered from time to time with FINRA

(b)         Notices and other communications under this agreement must be in writing and given by personal delivery, registered or certified mail or overnight mail. In addition, each party agrees and consents to receive any correspondence and other information from the other party regarding the Corporation or the Funds via a nationally recognized mail courier or telephone.

Section 7. Term and Termination

(a)          This agreement and all amendments to this agreement shall take effect upon the written consent of both parties.

(b)          This agreement may be terminated upon written notice by either party upon 30 days’ written notice to the other party.

Section 8.Assignment and Amendments

Either party may assign its rights and obligations under this agreement to any affiliate or successor to its business, upon written notice to the other party.

Section 9. Governing Law

The laws of the State of New York shall govern this agreement without giving effect to the principles of conflict of laws.

Section 10.Arbitration

If a dispute arises between us and you in any way relating to this Agreement that the parties are unable to resolve themselves, it shall be resolved through arbitration before and under, or in accordance with, the then existing FINRA Code of Arbitration Procedure (the “FINRA Code”). Any arbitration shall be conducted in the city and state of the principal business location of the defendant. Each arbitrator shall be from the securities industry except as otherwise prohibited by the FIN RA Code. The decision of the arbitrators shall be binding, and final judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Section 11. Anti-money Laundering

JPMCC represents and warrants to the Distributor that JPMCC has implemented and maintains an antimoney laundering program and a customer identification program, which are designed to be compliant with applicable United States anti-money laundering laws and regulations (“AML Law”), including the USA PATRIOT Act of 2001. JPMCC’s anti-money laundering program also includes written policies, a designated Compliance Officer, ongoing training for employees, procedures for detecting and reporting suspicious transactions, and an independent audit to test the implementation of the program. JPMCC’s customer identification program includes procedures for verifying the identity of J PMCC’s customers in accordance with Section 326 of the USA PATRIOT Act. JPMCC is also subject to policies and procedures designed to comply with prohibitions and restrictions mandated by U.S. Office of Foreign Assets Control (“OFAC”). JPMCC has also implemented procedures for screening account holders’ names against the list of specially designated nationals and blocked persons maintained by OFAC. J PMCC further represent that its obtains written undertakings from Introducing Brokers to comply with AML Law to know their customers, their source and use of funds, and to monitor for and report suspicious activities.

Distributor represents that it has policies, procedures, and internal controls in place to ensure its compliance with the applicable provisions of AM L Law.

Section 12. Confidentiality

All books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this agreement shall remain confidential, and shall not be voluntarily disclosed to any other person. If non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this agreement.

Section 13. Shareholder Information - Disruptive Trading

The Distributor acknowledges that Introducing Brokers are solely responsible for restricting Customers from engaging in short-term trading and market timing with respect to Fund shares or any activity that is inconsistent with applicable law or the relevant Fund’s prospectus. JPMCC represents that it obtain written undertakings from each Introducing Broker regarding these responsibilities.  In addition, at all times during the term of this Agreement, JPMCC shall have active, formal policies and procedures aimed at deterring Customers that are “market timers.” In addition to adhering to the Funds’ own policies and procedures described in the Fund’s prospectus, JPMCC agrees to cooperate with the Distributor to effect the Funds’ policies and procedures as follows:

(a)          Agreement to Provide Information. J PMCC agrees to provide Distributor, upon written request, the taxpayer identification number (“TIN”), the Individual/ International Taxpayer Identification Number (“TTlN”), or other government-issued identifier (“GIT’), if known, of any or all beneficial owners of Fund shares, whether or not such shares are held directly or by JPMCC in nominee name (collectively “Shareholder(s)”) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through an account maintained by JPMCC during the period covered by the request.

(b)          Period Covered by Request Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought Distributor may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by Distributor for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

(c)          Form and Timing of Response. (1) JPMCC agrees to provide, promptly upon request of Distributor or its designee, the requested information specified in Section 13(a).  If requested by Distributor or its designee, J PMCC agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 13(a) is itself a financial intermediary, as defined by Rule 22c- 2, (“indirect intermediary”) and, upon further request of Distributor or its designee,  promptly either (i)

provide (or arrange to have provided) the information set forth in Section 13(a) for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities distributed by Distributor. JPMCC additionally agrees to inform Distributor whether it plans to perform (i) or (ii). (2) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. (3) To the extent practicable, the format for any transaction information provided to Distributor should be consistent with the NSCC Standardized Data Reporting Format

(d)          Limitations on Use of Information. Distributor agrees not to use the information received for marketing or any other similar purpose without the prior written consent of JPMCC.

(e)           Agreement to Restrict Trading. J PMCC agrees to execute written instructions from Distributor to restrict or prohibit further purchases or exchanges of shares by a Shareholder who has been identified by Distributor as having engaged in transactions of Fund shares (directly or indirectly through JPMCC’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(f)           Form of Instructions.  Instructions to restrict or prohibit trading must include the TIN, ETIN, or Gil, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or Gil is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(g)          Timing of Response. JPMCC agrees to execute instructions from Distributor to restrict or prohibit trading as soon as reasonably practicable after receipt of instructions by JPMCC.

(h)          Confirmation by JPMCC.   Upon request, J PMCC will provide written confirmation to Distributor that instructions from Distributor to restrict or prohibit trading have been executed. J PMCC agrees to provide such confirmation as soon as reasonably practicable after the instructions have been executed.

Section 14. Captions

Captions contained in this agreement are inserted for convenience of reference only and shall not be deemed to define, limit or extend or otherwise affect the meaning or interpretation of this agreement or any provision hereof.

Section 15. Counterparts

This agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement

Section 16. Severability

If any provision of this agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions of this agreement shall not be affected thereby.

Section 17. Entire Agreement

This agreement constitutes the entire agreement between the Distributor and JPMCC regarding the Funds’ shares and shall supersede any prior agreements or understandings between the parties hereto (only as such pertain to JPMCC and not with respect to any additional parties to such agreement, which remain in full force and effect unless separately terminated).

NORTHERN LIGHTS DISTRIBUTOR S, LLC		JPMORGAN CLEARING CORP.

By:	/s/ Mike Nielson	By:	/s/ Joseph Triarsi
Name:	Mike Nielson	Name:	Joseph Triarsi
Title:	CCO	Title:	Managing Director
Date:	12/19/2011	Date:	December 6, 2011

		Address:	1 Chase Manhattan Plaza
50th Floor
New York, NY 10005
Firm CRD Number: 28432

Tributary Funds, Inc.

1620 Dodge Street, Stop 1089

Omaha, NE 68197

December 6, 2011

Re:                             Networking Fee Addendum to the Order Processing Agreement

Reference is made to the Order Processing Agreement dated December 6, 2011 between Northern Lights Distributors, LLC (the “Distributor”) and J.P. Morgan Clearing Corp.  (“JPMCC” or “We” or “Us”) relating to the processing of orders for shares of the series (the “Funds”) of Tributary Funds, Inc. (the “Corporation”) by JPMCC.  Capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Order Processing Agreement.

In consideration of the services provided by JPMCC pursuant to the Order Processing Agreement, the Corporation agrees to pay on behalf of the Funds a fee (the ‘‘Fee”) at the annual rate of $8 per each open Networking Level 3 position held in the Funds through JPMCC pursuant to the Order Processing Agreement for (i) an Introducing Broker or (ii) a Customer. The Fee shall be paid quarterly in arrears at a quarterly rate of $2.00 per account. JPMCC will issue an invoice, following the close of each quarter, detailing the number of open Networking Level 3 positions held on the last day of the quarter and the total amount due.

This Addendum shall form part of the Order Processing Agreement.  Other than the foregoing, all other terms and conditions of the Order Processing Agreement shall remain unchanged and in full force and effect.

[SIGNATURE PAGE FOLLOWS]

Please acknowledge your agreement to the terms set out above by signing and dating where indicated below.

Signed for and on behalf of J.P. Morgan Clearing Corp.

Dated: December 6, 2011

Tributary Funds, Inc. hereby confirms acceptance of the terms set out in the above Addendum.

Acknowledgement

Northern Lights Distributors, LLC hereby acknowledges the terms set out in the above Addendum.